EXHIBIT 99.1
Entertainment Properties Trust Reports Record First Quarter Results and
Increased Guidance for 2007
Kansas City, MO, April 24, 2007 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2007. The Company reported record first quarter revenues, net income and funds from operations (FFO).
Total revenue increased 9% to $50.4 million for the first quarter compared to $46.2 million for the same quarter in 2006. Net income available to common shareholders increased 12% to $18.1 million from $16.1 million for the same quarter last year. Net income on a diluted per common share basis increased 8% to $0.67 per share from $0.62 per share in the same quarter last year.
Funds from operations (FFO) for the first quarter increased 12% to $26.2 million from $23.5 million compared to the same quarter last year. FFO per diluted common share increased 9% to $0.98 per share from $0.90 per share for the same quarter last year.
Dividend Information
On March 9, 2007, the Company declared a regular quarterly dividend of $0.76 per common share, which was paid on April 16, 2007 to common shareholders of record on March 30, 2007. This dividend represents an increase of 10.5% to an annual dividend rate of $3.04 per common share compared to last year. The Company also declared and paid a first quarter cash dividend of $0.59375 per share on the 9.5% Series A Preferred Shares, a cash dividend of $0.484375 per share on the 7.75% Series B Preferred Shares and a cash dividend of $0.359375 per share on the 5.75% Series C Convertible Preferred Shares.
Capital Markets Activity
During the second quarter, the Company obtained two non-recourse mortgage loans totaling $23.4 million. These mortgages are secured by theatre properties located in Biloxi, Mississippi and Fresno, California. The mortgage loans bear interest at an average rate of 6.07% and they mature on March 1, 2017 and April 6, 2017, respectively. The mortgage loans require monthly principal and interest payments totaling $152 thousand with final principal payments at maturity totaling $18.2 million. The net proceeds from these loans were used to pay down the Company’s unsecured revolving credit facility.
On April 20, 2007, the Company issued a notice of redemption to the registered holders of all 2.3 million outstanding shares of its 9.5% Series A Preferred Shares notifying such holders of the Company’s intent to redeem all such shares outstanding on May 29, 2007. As previously announced, in conjunction with the anticipated redemption, the Company expects to recognize both a non-cash charge representing the original issuance costs that were paid in 2002 and also other redemption related expenses. The aggregate reduction to net income available to common shareholders and FFO is expected to be approximately $2.1 million ($0.08 per fully diluted common share) in the second quarter of 2007.
On April 18, 2007, the Company amended its unsecured revolving credit facility primarily to:
•	expand the types of assets which may be used in calculating the borrowing base, subject to certain limitations;

•	provide a more favorable valuation of megaplex theatres and entertainment related assets in the calculation of the Company’s borrowing base and leverage ratio;

•	allow unsecured recourse indebtedness beyond the unsecured credit facility;

•	relax certain limitations on permitted investments; and

•	increase the letter of credit subline to $70,000,000.

The size, term and pricing of the unsecured revolving credit facility were not impacted by the amendment.
Investment Activity
On March 13, 2007, the Company entered into a secured first mortgage loan agreement with SVV I, LLC for the development of Schlitterbahn Vacation Village, a planned family destination resort complex located in Wyandotte County, Kansas. The project is adjacent to the Village West entertainment and retail district which includes Kansas Speedway, an 82,000 seat NASCAR venue and the Legends, a megaplex anchored entertainment destination. The Schlitterbahn Vacation Village will be comprised of multiple entertainment venues, including a waterpark, marine exhibitions, lodging and a river walk with shops and restaurants. The current budget for the project is in excess of $600 million with public incentives providing over $200 million. The Company has committed up to $150 million toward the project, with the balance of the project comprised of operator equity and subordinated debt. The Company advanced $35.9 million in March and an additional $45.7 million in April under this agreement. The security for the mortgage loan agreement is the 368 acres of land upon which the development will be built. The loan is also guaranteed by the Schlitterbahn New Braunfels Group, owner and operator of the premier waterpark resort destination in New Braunfels, Texas. The loan has an initial maturity date of March 12, 2008, with monthly interest payable at LIBOR plus 3.5%. It is anticipated that during the two year construction period, the Company will convert its current mortgage position to a fee ownership position under a sale/leaseback structure.
As of March 31, 2007, the Company had three theatre development projects under construction for which it has agreed to finance the development costs. These theatres are expected to have a total of 46 screens and their development costs (including land) are expected to be approximately $38.4 million.
For the quarter ended March 31, 2007, the Company’s investment spending totaled $65.1 million.
On April 4, 2007, the Company entered into two secured first mortgage loan agreements totaling $73.5 million with Peak Resorts, Inc. and advanced $48.5 million under these agreements. The loans are secured by two ski resorts located in Vermont and New Hampshire. Mount Snow is approximately 2,378 acres and is located in both West Dover and Wilmington, Vermont. Mount Attitash is approximately 1,250 acres and is located in Bartlett, New Hampshire. The loans have a maturity date of April 3, 2027. Monthly interest payments are made to the Company and the unpaid principal balance initially bears interest at 10%.
Additionally, on April 4, 2007, the Company entered into a third secured first mortgage loan agreement for $25.0 million with Peak Resorts, Inc. for the further development of Mount Snow. The loan is secured by approximately 696 acres of development land. The Company advanced the full amount of the loan during April of 2007. The loan has a maturity date of April 2, 2010 at which time the unpaid principal balance and all accrued interest is due. The unpaid principal balance bears interest at 10%.
David Brain, the Company’s CEO commented that, “The continued strength of our core megaplex theatres and entertainment retail centers is very gratifying. It is exciting to see the application of our Five Star Property underwriting principles, refined in that category, being applied to broaden our investments in other destination recreational and specialty property investments.” Brain also said that the Five Star Property criteria that have been the foundation of the Company’s success and provide the discipline for evaluating new property type opportunities are described in the Company’s 2006 Annual Report.
Guidance Update
Management is raising its previously announced 2007 FFO per diluted common share guidance, after the $0.08 per share charge related to the anticipated redemption of our Series A Preferred Shares discussed above, to a range of $4.09 - $4.18 per share from the previous range of $4.07 - $4.17 per share. This increase in guidance reflects the Company’s performance to date and management’s expectation for the timing of additional real estate investments and financing activity over the remainder of 2007. Management is also increasing its guidance for 2007 investment spending to $250 million from $175 million.

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Rental revenue	$42,965	$39,473
Tenant reimbursements	3,642	3,450
Other income	781	1,463
Mortgage financing interest	3,022	1,824

Total revenue	50,410	46,210

Property operating expense	4,611	4,770
Other operating expense	606	1,038
General and administrative expense	3,232	2,481
Costs associated with loan refinancing	—	673
Interest expense, net	10,952	11,239
Depreciation and amortization	8,297	7,497

Income before gain on sale of land and income from joint ventures	22,712	18,512

Gain on sale of land	—	345
Equity in income from joint ventures	198	184

Net income	$22,910	$19,041

Preferred dividend requirements	(4,856)	(2,916)

Net income available to common shareholders	$18,054	$16,125

Net income per common share:
Basic	$0.69	$0.63

Diluted	$0.67	$0.62

ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Dollars in thousands except per share data)

	Three Months Ended March 31,
	2007	2006

Net income available to common shareholders	$18,054	16,125
Add: Real estate depreciation and amortization	8,084	7,295
Add: Allocated share of joint venture depreciation	61	61

FFO available to common shareholders	$26,199	23,481

FFO per common share:
Basic	$1.00	0.91
Diluted	0.98	0.90

Shares used for computation (in thousands):
Basic	26,282	25,690
Diluted	26,820	26,030

Other financial information:
Straight-lined rental revenue	$956	836
Dividends per common share	$0.7600	0.6875
FFO payout ratio*	78%	76%

*	FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share.

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.

ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(dollars in thousands)

	As of	As of
	March 31, 2007	December 31, 2006
	(unaudited)

Assets
Rental properties, net	$1,399,761	$1,395,903
Property under development	26,480	19,272
Mortgage notes and related accrued interest receivable	115,278	76,093
Investment in joint ventures	2,156	2,182
Cash and cash equivalents	6,755	9,414
Restricted cash	7,168	7,365
Intangible assets, net	9,165	9,366
Deferred financing costs, net	9,981	10,491
Accounts and notes receivable	35,128	30,043
Other assets	12,454	11,150

Total assets	$1,624,326	$1,571,279

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$8,170	$16,480
Dividends payable	25,109	21,314
Unearned rents	552	1,024
Long-term debt	734,456	675,305

Total liabilities	768,287	714,123
Minority interests	4,341	4,474
Shareholders’ equity	851,698	852,682

Total liabilities and shareholders’ equity	$1,624,326	$1,571,279

About Entertainment Properties Trust
Entertainment Properties Trust is the largest owner of entertainment real estate in North America organized as a Real Estate Investment Trust (REIT), owning megaplex movie theatre properties, entertainment retail centers and other destination recreational and specialty properties in metropolitan markets in the U.S. and Canada. Since November of 1997, EPR has acquired or developed more than $1.5 billion of properties. The Company’s common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax: 816/472-5794.
Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, in evaluating any forward-looking statements included in this press release.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.